Exhibit (r)(2)

Code of Ethics

Background

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires all investment advisers to adopt a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws. This code of ethics is designed to comply with Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”).

Guiding Principles & Standards of Conduct

This Code of Ethics has been adopted by Morton and is centered on the principle that Morton owes a fiduciary duty to its clients. The following set of principles frame the professional and ethical conduct that Morton expects from its employees and consultants:

■	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, and colleagues in the investment profession;

■	Place client interests ahead of Morton’s – As a fiduciary, Morton must serve in its clients’ best interests. Morton employees may not benefit at the expense of advisory clients;

■	Engage in personal investing that is in full compliance with Morton’s Code of Ethics – Employees must review and abide by Morton’s Personal Securities Transaction and Insider Trading Policies;

■	Avoid taking advantage of position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Morton, or on behalf of an advisory client, unless in compliance with the Gifts Policy below;

■	Avoid conflicts of interest;

■	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

■	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on the individual and the profession;

■	Promote the integrity of and uphold the rules governing capital markets;

■	Maintain and improve one’s professional competence and strive to maintain and improve the competence of other investment professionals;

■	Maintain full compliance with the Federal Securities Laws[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 of the 1940 Act. Strict adherence to this Manual will assist the employee in complying with this important requirement.

[1]	“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Policy

Morton fosters a culture of integrity and professionalism. Any activity that creates even the suspicion of misuse of material non-public information by any of our employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to our clients, or which creates a conflict of interest between the Company or any of its employees or even the appearance of any conflict of interest should be avoided.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Morton, employees, and current or prospective clients and Morton’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate these conflicts. However, written policies and procedures cannot address every potential conflict, so employees are expected to exercise good judgment in identifying and responding appropriately to actual or apparent conflicts.

Conflicts of interest that involve Morton and/or its employees on one hand, and/or clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of clients over the interests of Morton and its employees. In some instances, conflicts of interest may arise between clients. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more clients have been unfairly disadvantaged.

If an employee believes that a conflict of interest has not been identified or appropriately addressed, that employee should promptly bring the issue to the CCO’s attention. Morton will review all actual or potential conflicts of interest and disclose material conflicts of interest on its Form ADV.

For a further discussion of these policies and procedures, please refer to the section of this Manual titled “Identifying and Addressing Conflicts of Interest.”

Outside Business Activities

In order to be sure that employees devote their time to their duties at Morton and to ensure employees do not take on activities that could present conflicts of interest, employees must receive prior written approval by the CCO for all outside activities conducted by an employee which involve:

●	a substantial time commitment;

●	employment, teaching assignments, lectures, publication of articles, or radio or television appearances (including part-time, evening or weekend employment);

●	serving as an officer, director, partner, etc., in any other entity, including publicly traded companies;

●	ownership interest in any non-publicly traded company or other private investments; or

●	engaging or participating in any investment or business transaction or venture with an investor.

The CCO may require full details concerning the outside activity, including the number of hours involved and the compensation to be received.

No employee of Morton shall accept compensation from any other person, or entity, as a result of any business activity, other than as a result of a passive investment, outside the scope of the relationship with Morton unless he or she has provided prompt written notice to Morton prior to entering into such compensatory relationship and Morton has approved the relationship in writing.

Further, no employee of Morton shall participate in a private securities transaction without first obtaining the prior written approval of the CCO Each employee will be required to make an acknowledgement to Morton regarding their outside business activities. The Employee Outside Business Activity Acknowledgement is part of the Annual Employee Questionnaire and is also located in the Forms directory On Morton’s shared drive.

The CCO or their designee is responsible for reviewing and tracking outside business activities.

Personal Securities Transactions Policies and Procedures

Rule 204A-1 under the Advisers Act requires all Access Persons to report, and the firm’s Chief Compliance Officer to review, the personal securities transactions and holdings. Rule 204A-1 under the Advisers Act defines an “Access Person” as any supervised person:

■	Who has access to non-public information regarding any client’s purchase or sale of securities, or non- public information regarding the portfolio holdings of any “Reportable Fund,” as defined below;

■	Who is involved in making securities recommendations to clients;

■	Who has access to such recommendations that are non-public; or

■	Who is one of the firm’s directors or officers.

Morton considers all employees, officers and managing members to be Access Persons. Temporary employees, such as consultants and interns, may occasionally be considered access persons to the extent that they have access to the information described above. Morton will generally not provide temporary employees with access to this information, and therefore generally does not deem them to be an “access person”. Temporary employees with access to the above information shall be considered an “access person” and subject to Morton’s Code of Ethics.

Employees’ trades should be executed in a manner consistent with Morton’s fiduciary obligations to clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Trades must not be timed to precede orders placed for any client, nor should trading activity be so excessive as to conflict with the employee’s ability to fulfill daily job responsibilities.

Covered Accounts

Morton’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which employees have any beneficial ownership interest. Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Employees will be assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the employee, the employee’s spouse, all minor children, all dependent adult children and adults sharing the same household with the employee.

Employees are deemed beneficial owners of securities held by a trust if the employees or members of the employees’ immediate families have a vested interest in the principal or income of the trust or if employees are the settlors/grantors of a trust, unless the consent of all of the beneficiaries is required in order for the employees to revoke the trust.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are controlling equity holders, or they share investment control over the securities held by the entity.

Reportable and Exempt Securities

Morton requires employees to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”), except:

■	Direct obligations of the government of the United States;

■	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

■	Shares issued by money market funds;

■	Shares issued by open-end funds other than Reportable Funds[2];

■	Interests in 529 college savings plans; and

■	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies however, ETFs are Reportable Securities and are subject to the reporting requirements contained in Morton’s Personal Securities Transactions policy. Commodities, futures and options traded on a commodities exchange, including currency futures, are not considered securities under the Advisers Act however, Morton considers them to be securities for the purposes of employee reporting and employees are therefore required to disclose holdings of any commodities, futures, and options, including currency futures as part of their periodic reporting obligations.

Investments in Initial Public Offerings (“IPOs”) and Limited Offerings

Morton does not generally recommend the purchase of IPOs for clients due to their high-risk nature. However, Morton recognizes that clients may want to participate in IPOs despite the risk. Morton will attempt to assist clients in the purchase of IPOs only upon the specific written request of the client. A major challenge is that IPOs may be oversubscribed resulting in a very small purchase when compared to the requested amount. Morton will attempt to allocate such partial orders in a manner that is fair and consistent. Morton Wealth will not receive any additional or supplemental compensation as a direct or indirect result of the aggregation process. Filled orders will be allocated into client accounts in a timely manner prior to trade settlement.

[2]	A “Reportable Fund” means (a) any fund for which Morton serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases Morton would need to be approved by the fund’s board of directors before you can serve); or (b) any fund whose investment adviser or principal underwriter controls Morton, is controlled by Morton, or is under common control with Morton.

Limited Offerings Not Suitable for Clients:

On occasion, an employee may be provided with an investment opportunity in a private limited offering. Before the employee or their family member may participate in the offering, member(s) of the Investment Committee will conduct an analysis to determine whether the opportunity is suitable for recommendation to one or more Morton clients. If they decide that it is appropriate for any Morton clients, the investment opportunity will first be provided to those qualified clients. If, after reviewing the investment opportunity, member(s) of the Invest- ment Committee decide that it is not appropriate for Morton clients, the employee may participate in the limited offering once they obtain preclearance approval. A memo outlining the Investment Committee representative’s rationale for not offering the limited investment opportunity to clients will be maintained on file by the CCO.

Additionally, no employee shall acquire beneficial ownership of any securities in an IPO, limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts of interest.

Limited Capacity Offerings:

In the event a limited offering is deemed suitable for clients, Morton-related persons will generally personally invest equity alongside clients in such offering as a matter of policy. On occasion, a limited offering may have limited capacity in which Morton shall follow its allocation policy and procedures.

Morton generally participates in two types of limited capacity offerings: those with a predetermined amount of capacity and those where the ultimate amount of capacity is unknown. In the latter situation, capacity is often an issue of timing as it is believed that investors will ultimately receive their full allocations, but it will just take some period of time for those funds to be fully deployed.

Morton advisers will be excluded from offerings where there is a predetermined amount of capacity and Morton client allocations meet or exceed that capacity.

For limited capacity offerings where the ultimate amount of capacity is unknown, Morton advisers will wait to allocate to their personal accounts until such time as Morton clients (for whom Morton advisers have deemed the investment to be suitable) have received information about the investment and been given a reasonable amount of time to make their commitments. Once Morton advisers are in the investor queue waiting for their investment to be called, Morton advisers will be limited to the greater of approximately 10% of any capital call or the minimum investment size.

All investments by Morton advisers in limited offerings must be pre-approved by the CCO to ensure that sufficient capacity exists and that advisers are not investing in the limited offering without first ensuring that all appropriate clients may participate.

Morton shall make disclosures to clients explaining its policies related to limited capacity offerings and the inherent conflicts of interest involved in these offerings in Part 2 of its ADV Brochure and in a separate disclosure document provided to clients at the time they invest in such offerings.

Preclearance Procedures

Employees must have written clearance for all transactions involving public offerings or limited offerings3 before completing the transactions. Morton may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Access Persons of Morton who may have direct or indirect knowledge of trading in the 83 Investment Group Income Fund (the “Fund”) are subject to additional pre-clearance requirements. Morton will maintain a list of these Access Persons (the “Fund Access Persons”). The Fund Access Persons identified on this list will be required to pre-clear personal securities transactions in any securities held in the Fund or any securities considered for a potential investment opportunity.

Employees must request preclearance by submitting the preclearance request form located in the Compliance Forms folder on Morton’s shared drive. All preclearance requests must be submitted to the CCO. The CCO will retain all preclearance request forms.

When periodically buying or selling shares of these securities, a preclearance request form should only be submitted once describing the methodology and frequency of the purchases. If you change the methodology or frequency, preclearance will again be required. This procedure also applies to a Good-Til-Cancelled (“GTC”) order.

Reporting

Morton must collect information regarding the personal trading activities and holdings of all employees. Employees must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

In order to determine whether employee trading activity indicates certain prohibited activities such as “scalping” or “front running”, or indication of actual or apparent conflicts of interest between Morton clients and its employees, all Morton employees will be required to submit a Quarterly Transaction report to the CCO. These forms must show all transactions in securities in which the employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, except to transactions exempt from the reporting requirement.

Quarterly Transaction Reports

Each quarter, employees must report all reportable securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any securities (including securities excluded from the definition of a Reportable Security). Reports regarding securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

[3]	The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

●	Accounts Held at Morton: For employees with discretionary accounts held at Morton, the quarterly transaction reporting requirement can be satisfied by trade confirmations on file with Morton.

●	Accounts Not Held at Morton: For any discretionary account held by an employee or their family member at an unaffiliated adviser or broker, the employee must provide Morton with quarterly transaction reports. To satisfy this requirement, employees may instruct their broker-dealers to send Morton duplicate broker trade confirmations and/or account statements of the employee, or provide Morton with such copies directly, which shall be received by the CCO no later than thirty (30) days after the end of each calendar quarter.

●	Securities Activity Not Effected By a Broker-Dealer

If an employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), must be reported on the Quarterly Securities Transaction Report unless previously reported to the CCO. Such transactions shall be reported separately on the quarterly personal securities transaction report provided by Morton. The quarterly transaction reports must contain at least the following information for each transaction in a Reportable Security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

●	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

●	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	the price of the Reportable Security at which the transaction was effected;

●	the name of the broker, dealer or bank with or through which the transaction was effected; and

●	the date that the report is submitted.

If an employee did not have any transactions or account openings to report, this should be indicated on the Quarterly Securities Transaction Report within 30 days of the end of each calendar quarter.

Employees are reminded that they must also report transactions by members of the employee’s immediate family including spouse, children and other members of the household in accounts over which the employee has direct or indirect influence or control.

Initial and Annual Holdings Reports

New Morton employees are required to report all of their personal securities holdings no later than 10 days after the commencement of their employment. The initial holdings report must be current as of a date not more than 45 days prior to the date the employee becomes subject to this code. This report should include any account that holds any securities, including securities excluded from the definition of a Reportable Security. (See the Compliance Forms folder for the Initial Holdings Report.)

Existing employees are required to provide Morton with a complete list of securities holdings on an annual basis, or on or before February 14th (as determined by Morton) of each year. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted. This report should include any account that holds any securities, including securities excluded from the definition of a Reportable Security. (See the Compliance Forms folder for the Quarterly Holdings Report.)

Initial and Annual Securities Holdings Report: A complete report of each access person’s securities holdings must be submitted:

■	At the time (within 10 days) the person becomes an access person;

■	At least once a year thereafter.

Each holdings report must contain, at a minimum:

■	The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership;

■	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

■	The date the access person submits the report.

In the event that an employee submits brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement, employee must be certain that such statements include the information listed above.

As noted above, employees must report the name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit. Please note that this requirement does not provide for any exemptions to the definition of a security, as that term is defined in Section 202(a)(18) of the Advisers Act. Thus, if employees have a beneficial interest in a Non-Reportable Security in an account that has not previously been reported, the name of the broker, dealer or bank where these accounts are maintained must be reported.

Exceptions from Reporting Requirements

An employee is not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the employee had no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control), or 2) a transaction report with respect to transactions effected pursuant to an automatic investment plan.4 The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions.

Trading and Review

Though not prohibited by this Personal Securities Transactions Policy, Morton does not expect its employees to engage in frequent short-term (60 days) trading or trading opposite the Company’s recommendations. Morton strictly forbids “front-running” client accounts, which is a practice generally understood to be employees making personal trades ahead of client block trades in the same security on the same day and receiving a better price.

[4]	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

The CCO or their designee will review trading activity reports filed by each access person and compare them with transactions in client accounts to detect trading patterns that violate this policy or other practices that could appear to involve abuses of an access person’s position. A member of the Executive Committee will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions Policy.

If Morton discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the CCO and/or Executive Committee to review the facts surrounding the transactions and determine the appropriate course of action.

Whistle Blowing and Confidentiality

Improper actions by Morton or its employees could have severe negative consequences for Morton, its clients, and its employees. Impropriety, or even the appearance of impropriety, could negatively impact all employees, including people who had no involvement in the problematic activities. As such, Morton requires its employees to promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, e-mail, or written letter. All reports of Code of Ethics violations will be treated as being made on an anonymous basis. Any reports of potential problems will be investigated by the CCO, who will report directly to the Oversight Committee on the matter. An employee’s identification of a material compliance issue will be viewed favorably by Morton’s senior executives.

Retaliation against any employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an employee believes that he or she has been retaliated against, he or she should notify the CCO directly. In the case of any issue involving the CCO, an employee should notify a member of the Executive Committee.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an employee to civil, regulatory or criminal sanctions. No employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

Distribution of the Code and Acknowledgement of Receipt

Morton will distribute this Manual, which contains the Company’s Code of Ethics, to each employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All employees must acknowledge that they have received, read, understood, and agree to comply with Morton’s policies and procedures described in this Manual, including this Code of Ethics, by completing and signing the Code of Ethics and Regulatory Compliance Manual Acknowledgement Form. The completed form should be submitted to the CCO upon commencement of employment, annually, and following any material change to the Manual.

Responsibility

The CCO is responsible for the training and adherence to the Code of Ethics. Morton shall describe its Code of Ethics to clients in Part 2 of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for Morton’s Code of Ethics shall be directed to the CCO.

Recordkeeping

Morton will keep the following records in regard to this Code of Ethics:

■	Copy of the Code of Ethics (including historical copies for five years after the last date they were in effect);

■	Records of violations of the code and actions taken as a result of the violations;

■	Written Receipt and Acknowledgment page from each access person (to be kept for five years after the individual ceases to be a supervised person);

■	Current and historical lists of access persons will be maintained at all times;

■	Completed Employee Outside Business Acknowledgment forms;

■	Holdings Reports and Transaction Reports made by access persons; and

■	Records of decisions approving access persons’ acquisition of securities in IPOs and limited offer- ings.